Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of LaPorte Bancorp, Inc. on Form S-8 (File Number 333-188208) of our report dated June 26, 2015, on our audit of the financial statements of the Savings Plan for Employees of The LaPorte Savings Bank for the year ended December 31, 2014, which report is included in this Annual Report on Form 11-K.

BKD, LLP
Indianapolis, Indiana
June 26, 2015